EXHIBIT 99.1

Contact:	EVC Group	RITA Medical Systems, Inc.
	Investors:	Joseph DeVivo, President and CEO
	Doug Sherk	510-771-0400
Jennifer Beugelmans
dsherk@evcgroup.com
415-896-6820

Media:
Steve DiMattia
sdimattia@evcgroup.com
646-277-8706

RITA MEDICAL SYSTEMS REPORTS FOURTH QUARTER RESULTS

Company Achieves Record Quarterly and 2005 Revenues, Positive Cash Flow Generated from Operations, Company Takes a $5.5 million Impairment Charge

FREMONT, Calif., February 23, 2006 - RITA Medical Systems, Inc. (Nasdaq: RITA), a publicly-traded medical device company focused solely on cancer therapies, today reported financial results for the fourth quarter and full year ended December 31, 2005.

Revenue grew 8% sequentially to $12.1 million for the fourth quarter ended December 31, 2005, compared to $11.2 million in the third quarter of 2005, and grew 10% compared to revenue of $11.0 million in the fourth quarter of 2004.

The GAAP net loss for the fourth quarter of 2005 was $7.2 million, or a GAAP net loss per fully diluted share of $0.17, compared with a GAAP net loss in the third quarter of 2005 of $705,000 or a GAAP net loss per fully diluted share of $0.02, and a GAAP net loss for the fourth quarter of 2004 of $1.9 million or a GAAP net loss per fully diluted share of $0.05.

The fourth quarter 2005 GAAP net loss included a non-cash charge of $5.5 million related to the impairment of certain intangible assets arising from the 2004 acquisition of Horizon Medical Products and inventory related charges of approximately $600,000. In addition, the fourth quarter GAAP net loss included expenses related to operations of (i) $300,000 of unabsorbed manufacturing overhead associated with the introduction of manufacturing processes to reduce levels of inventory, (ii) $300,000 arising from outside services performed during the quarter related to the Company’s Sarbanes-Oxley compliance efforts, and (iii) $180,000 associated with terminating certain distributor arrangements in order to implement direct selling in certain European markets.

Revenue was $46.4 million for the year ended December 31, 2005, compared with revenue of $28.2 million for the year ended of December 31, 2004. The GAAP net loss for the year ended December 31, 2005 was $10.9 million or a GAAP net loss per fully diluted share of $0.26, compared with a GAAP net loss of $9.3 million for the year ended December 31, 2004 or a GAAP net loss per fully diluted share of $0.35

Cash and cash equivalents were $5.5 million at December 31, 2005, compared with $3.2 million at September 30, 2005, an increase of 74% sequentially. The increase was primarily due to stock option exercises by former officers of Horizon and RITA, and positive cash flow from operations.

Recent Highlights
•	Completed revolving loan agreement
•	Began selling direct in three of RITA’s European markets
•	New CPT code (Current Procedural Terminology) reimbursement guideline established by the American Medical Association (AMA) for RFA treatment of kidney tumors
•	Re-launched the HABIB™ 4X resection device
•	Encouraging Radiofrequency Ablation (RFA) Assisted Lumpectomy data presented at American College of Surgeons (ACS) Annual Clinical Congress

“We think that we accomplished a number of our key goals during 2005 and that we are well positioned to reach our long-term growth objectives,” said Joseph DeVivo, President and Chief Executive Officer of RITA Medical Systems. “From a financial perspective we achieved record sales and generated positive cash from operations for the first time in the history of RITA Medical, completed a restructuring of our existing debt, and in January 2006 entered into a new credit facility.

“From an operational perspective, during the fourth quarter we began to sell directly in three strategic European markets: the United Kingdom, Germany and France,” continued Mr. DeVivo. “In undertaking this effort we added direct sales personnel in Europe and implemented a European logistics partnership to manage administrative functions. While this strategy requires incremental spending, we believe that it will result in improved growth and margin contribution from sales in these markets, and we further expect this strategy to enhance RITA’s strategic value as a potential licensing and distribution partner.

“During the quarter, we believe we continued to make steady progress in gaining awareness for our RFA product line as evidenced by our record RFA sales for a fourth quarter,” added Mr. DeVivo. “We were pleased to see the AMA assign a new CPT code for percutaneous RFA of renal tumors, a fact that we believe further expands the market potential for RFA. While our specialty access catheter business was down for the fourth quarter of 2005, we believe that a new product launch planned for the first quarter of 2006 will improve our potential for moderate growth with this product line as the year unfolds,” continued Mr. DeVivo. “This business has been a steady performer and is expected to continue to contribute a significant portion of our operating margin.

“We resumed shipments of the HABIB 4X device during the fourth quarter and believe we regained momentum in the market,” Mr. DeVivo continued. “Additionally, we are aware of the use of the device expanding to kidney resection procedures as well as other new applications. We believe that the initial success of the HABIB 4X demonstrates the effectiveness of the RITA platform for bringing new technologies to the oncology marketplace,” said Mr. DeVivo.

RFA Breast Cancer Treatment and Additional HABIB Opportunities
“Given all of our positive accomplishments including record annual and fourth quarter 2005 revenues, improving growth rates, and particularly the increased level of our available cash balances, we believe it is now appropriate to increase our investments in additional opportunities for future growth,” continued Mr. DeVivo.

“In October 2005, a paper was presented at the ACS Annual Clinical Congress based on the research of clinical investigators at the University of Arkansas Cancer Research Center on radiofrequency ablation-assisted lumpectomy,” continued Mr. DeVivo. “Based on what we believe are very positive clinical results from this and other research on the use of RFA technology to reduce the re-occurrence of certain breast cancers after lumpectomy surgery, we have decided to move forward with the internal funding of a 510k Investigational Device Exemption (IDE) study which is planned for the second half of 2006. We estimate the potential market size for RFA technology if used in this therapy to be in excess of $400 million.

“We have also decided to initiate the development of a laparoscopic version of the HABIB 4X resection device in order to capitalize on increasing trends towards minimally invasive surgery,” continued Mr. DeVivo. “We believe that such a device may enable advanced laparoscopic techniques, and potentially allow us to penetrate what we believe is an approximately $300 million annual market opportunity for resection devices.

“Primarily as a result of these opportunities we currently intend to increase 2006 R&D and clinical marketing spending by approximately $2 million compared to 2005 to pursue the RFA-assisted lumpectomy opportunity and the development of the Habib 4X laparoscopic resection device,” concluded Mr. DeVivo.

Outlook
The current outlook for the first quarter of 2006 is for revenue to be between $12.0 million and $12.5 million. The Company expects the GAAP net loss for the first quarter of 2006 to range between $1.7 million and $2.4 million, including the estimated impact of FASB 123R implementation of $600,000 to $800,000. However, since the Company has not yet completed its evaluation of the full impact on its 2006 financial results of implementing FASB 123R, this estimated impact is considered preliminary. The Company expects its non-GAAP pro-forma loss for the first quarter of 2006 to range between $700,000 and $1.2 million. The non-GAAP pro-forma loss outlook excludes the approximately $400,000 estimated impact of amortization of acquisition related intangible assets and the aforementioned estimated impact of the adoption of FASB 123R or other stock compensation charges.

The current outlook for 2006 is for annual revenue to range between $50 million and $53 million. The Company expects the GAAP net loss for 2006 to range between $4.0 million and $6.5 million, including the preliminary estimated impact of FASB 123R of $2.5 million to $3.5 million. The Company expects its non-GAAP pro-forma results for 2006 to range between breakeven and a non-GAAP pro-forma loss of $1.5 million. The non-GAAP pro-forma loss outlook for the full-year 2006 excludes the approximately $1.5 million estimated impact of amortization of acquisition related intangible assets and the aforementioned estimated impact of the adoption of FASB 123R or other stock compensation charges.

In order to provide a more meaningful historical comparison with the non-GAAP pro-forma loss presentation of the 2006 outlook and the historical numbers, the pro-forma statement of operations for the quarter and year ended December 31, 2005 and the quarter and year ended December 31, 2004 is included in the accompanying tables, together with a separate table that provides a reconciliation between the GAAP net loss and the non-GAAP pro-forma loss in each of those periods.

Conference Call today

RITA management will host a conference call and webcast today, Thursday, February 23, 2006, at 2 PM Pacific Time to discuss the Company’s fourth quarter 2005 results and its outlook for 2006. The dial-in number for the conference call is 800-219-6110 for domestic participants and 303-262-2211 for international participants. A live audio webcast is available at the Company's website www.ritamedical.com by clicking the "audio webcast" link; no password is required to access the webcast, although webcast participants are encouraged to go to the site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

An audio replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for 7 days. The audio replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers; the passcode for both is 11053235#. An online replay of the audio webcast will be available for one year immediately following the broadcast by accessing the same link.

Information regarding the Company’s sales by product line and region for the quarters and years ended December 31, 2004 and 2005 is presented in an accompanying table. Any additional financial and other statistical information discussed during the call can be accessed from the home page of RITA’s website at http://www.ritamedical.com.

Use of Non-GAAP Financial Measures

The Company uses, and this press release contains and the related conference call will include, the metrics of non-GAAP pro-forma loss for the quarter and year ended December 31, 2005 and the quarter and year ended December 31, 2004, and non-GAAP pro-forma loss outlook for the quarter ended March 31, 2006 and year ended December 31, 2006. The calculation of non-GAAP pro-forma loss has no basis in GAAP. Additionally, the Company may use in the conference call related to this press release non-GAAP measures of revenue for the fourth quarter ended December 31, 2004 and for the year ended December 31, 2004, and the metric earnings before interest, taxes, depreciation and amortization ("EBITDA") for the quarter and year ended December 31, 2005. The periods ended December 31, 2004 include the revenue of Horizon Medical Products, Inc. for the period from July 1, 2004 through July 28, 2004, and for the period from January 1, 2004 through July 28, 2004, respectively. Horizon's revenue for these periods is not included in the Company's GAAP revenue for the fourth quarter ended December 31, 2004 or for the year ended December 31, 2004, because its merger with Horizon was not completed until July 29, 2004. This non-GAAP measure of revenue may be used in the conference call because management believes it facilitates a more meaningful comparison with revenue for the quarter and the year ended December 31, 2005. The calculation of EBITDA has no basis in GAAP. The Company believes that all of these non-GAAP measures provide useful information to investors, permitting a better evaluation of the Company's ongoing business performance, including the evaluation of its performance against its competitors in the healthcare industry.  A complete reconciliation of the non-GAAP financial measures for historical periods to the most directly comparable GAAP measures and EBITDA is presented in the accompanying tables, while this reconciliation for the Company’s 2006 outlook is presented above.

About RITA Medical Systems, Inc.
RITA Medical Systems develops, manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary Vortex® technology; tunneled central venous catheters; and safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. The product line also includes the HABIB 4X resection device which coagulates a “surgical resection plane” and is designed to facilitate a fast dissection in order to minimize blood loss and blood transfusion during surgery. The proprietary RITA RFA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA Company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time for the palliation of pain associated with metastatic lesions involving bone. The RITA Medical Systems website is at www.ritamedical.com

The statements in this news release related to the use of the Company's technology and the Company’s future financial and operating performance, including without limitation the Company’s final financial results for the quarter and year ended December 31, 2005, the impact of the implementation of FASB 123R on the Company’s results of operations, the Company’s ability to improve ASP, margin and revenue growth by selling direct in certain European markets, physician adoption of the Company’s products for treatment of types of cancer other than liver and bone cancers, including breast cancer, the Company’s ability to achieve its revenue goals, the Company’s ability to achieve profitability, the Company’s ability to meet its future guidance, the Company's ability to achieve future improvements in operating performance and the market opportunity for the application of RFA in the treatment of breast cancer and of a laparoscopic HABIB device, are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include but are not limited to: the Company’s material weaknesses in its internal control over financial reporting which were reported in its 2004 Form 10K; the Company’s limited experience selling directly in certain European markets; the Company’s limited experience in manufacturing its products in substantial quantities and its reliance on a sole source supplier of the HABIB products; the Company’s historical and future operating results and its lack of profitability; the timing of product introductions or modifications; market acceptance of the Company’s products for existing or new indications; the Company’s dependence on international sales; competitive pressures; the ability of users of the Company’s products to receive reimbursement from third-party payors, governmental programs or private insurance plans; and general economic and political conditions. Information regarding these and other risks and uncertainties is included in the Company's filings with the Securities and Exchange Commission.

Financial Tables Follow

# # # #

RITA MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Sales	$12,090	$10,961	$46,441	$28,215
Cost of goods sold	5,769	5,094	19,719	11,200
Impairment of intangible assets	3,595	—	3,595	—
Gross profit	2,726	5,867	23,127	17,015

Operating expenses:
Research and development	999	1,035	3,931	3,787
Selling, general and administrative	6,799	6,114	27,281	20,637
Impairment of intangible assets	1,947	—	1,947	—
Restructuring charges	—	220	60	1,309
Total operating expenses	9,745	7,369	33,219	25,733

Loss from operations	(7,019)	(1,502)	(10,092)	(8,718)

Interest expense	(182)	(362)	(886)	(604)
Interest income and (other expense), net	6	(8)	3	19
Net loss	$(7,195)	$(1,872)	$(10,975)	$(9,303)

Net loss per common share, basic and diluted	$(0.17)	$(0.05)	$(0.26)	$(0.35)

Shares used in computing net loss per
common share, basic and diluted	42,302	38,574	41,778	26,465

RITA MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$5,522	$12,978
Marketable securities	—	880
Accounts and note receivable, net	7,264	6,410
Inventories	5,380	7,126
Prepaid assets and other current assets	940	792
Total current assets	19,106	28,186
Long term note receivable, net	58	177
Property and equipment, net	1,960	1,966
Goodwill	91,339	91,339
Intangible assets	23,502	30,600
Other assets	502	41
Total assets	$136,467	$152,309

Liabilities and stockholders' equity
Accounts payable and accrued liabilities	$5,397	$6,731
Current portion of long term debt	113	7,200
Total current liabilities	5,510	13,931
Long term liabilities	9,762	9,722
Stockholders' equity	121,195	128,656
Total liabilities and stockholders' equity	$136,467	$152,309

RITA MEDICAL SYSTEMS, INC.
SALES BY REGION AND PRODUCT LINE
(In thousands, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Domestic Sales
Radiofrequency Products	$4,898	$3,667	$16,075	$13,865
Specialty Access Catheter Products	5,451	5,723	23,268	9,747
Total	10,349	9,390	39,343	23,612

International Sales
Radiofrequency Products	1,181	1,013	4,407	3,688
Specialty Access Catheter Products	560	558	2,691	915
Total	1,741	1,571	7,098	4,603

Total Sales
Radiofrequency Products	6,079	4,680	20,482	17,553
Specialty Access Catheter Products	6,011	6,281	25,959	10,662
Total	$12,090	$10,961	$46,441	$28,215

RITA MEDICAL SYSTEMS, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Sales	$12,090	$10,961	$46,441	$28,215
Cost of goods sold	5,625	4,854	19,144	10,960
Gross profit	6,465	6,107	27,297	17,255

Operating expenses:
Research and development	999	1,035	3,931	3,787
Selling, general and administrative	6,390	5,775	25,601	19,835
Restructuring charges	—	220	60	1,309
Total operating expenses	7,389	7,030	29,592	24,931

Loss from operations	(924)	(923)	(2,295)	(7,676)

Interest expense	(182)	(362)	(886)	(604)
Interest income and (other expense), net	6	(8)	3	19
Net loss	$(1,100)	$(1,293)	$(3,178)	$(8,261)

Net loss per common share, basic and diluted	$(0.03)	$(0.03)	$(0.08)	$(0.31)

Shares used in computing net loss per
common share, basic and diluted	42,302	38,574	41,778	26,465

Reconciliation of GAAP Net Loss to Non-GAAP Pro Forma Loss

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
GAAP Net Loss	$(7,195)	$(1,872)	$(10,975)	$(9,303)

Add: Impairment Charge	5,542	—	5,542	—

Add: Stock Compensation	13	40	98	143

Add: Amortization of Acquisition Intangibles	540	539	2,157	899

Non-GAAP Pro Forma Loss	$(1,100)	$(1,293)	$(3,178)	$(8,261)

Reconciliation of GAAP Loss to Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA")

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
GAAP Net Loss	$(7,195)	$(1,872)	$(10,975)	$(9,303)

Add: Depreciation	408	293	1,225	1,074

Add: Amortization	714	717	2,836	1,523

Add: Impairment	5,542	—	5,542	—

Add: Interest Expense	182	362	886	604

Add / (Deduct): Interest Income net of other	(8)	8	(3)	(19)
expense, primarily taxes

EBITDA	$(357)	$(492)	$(489)	$(6,121)

Reconciliation of GAAP Sales to Pro Forma Sales
(Includes sales of Horizon Medical Products for the period January 1, 2004 Through July 28, 2004)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
GAAP Sales	$12,090	$10,961	$46,441	$28,215

Add: Horizon Medical Product sales
prior to merger date	—	—	—	15,864

Pro Forma Sales	$12,090	$10,961	$46,441	$44,079